Exhibit 99.2
Qumu Corporation
Second Quarter 2018
Earnings Conference Call
August 1, 2018

Operator

[Introduction]

Dave Ristow

Good morning, and thank you for joining our second quarter 2018 earnings conference call.

Our comments today may include forward-looking statements relating to our expectations, plans and prospects. These statements are based on information available to us at the time of this presentation and, by their nature, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties associated with our business are described in our most recent annual report on Form 10-K.

Any unreleased features or services referenced in this presentation, or other public statements, are not currently available and may not be delivered on time or at all. Customers who purchase our products or services should make sure that their decisions are based on features that are currently available. We assume no obligation to, and do not intend to, update any forward-looking statements.

Now, I’ll turn the call over to Vern Hanzlik, Qumu's President and CEO.

Vern Hanzlik

Thank you, Dave, and welcome everyone.

Qumu’s second quarter 2018 was a fantastic quarter by all key financial metrics. Revenues were $7.6 million for the quarter, compared to $6.7 million in the second quarter 2017, which is an increase of 15% year over year. Our Q2 sales were led by bookings of two, seven-figure healthcare deals involving one new customer and one existing customer-further building on our strong position in the Health Care and Life Sciences vertical.

In addition, we landed a high six-figure deal with a major Financial Services company through our Japanese partners Fujitsu & iStudy. This large enterprise transaction, along with iStudy’s $1 million commitment to Qumu for 2018, further validates our partnership strategy and our investment in the Asian market. We look forward to even more opportunities like this one, as these two valuable partners continue to introduce Qumu to new opportunities in the APAC region.

Continuing on the financial highlights, Qumu’s second quarter Annual Bookings were $5.2 million, compared to $2.6 million in the second quarter 2017. Additionally, I’m also very happy to report positive adjusted EBITDA of $71,000, and Gross Margins of 68.5%. Recently, Qumu’s balance sheet was also strengthened dramatically as we monetized our stake in a company called BriefCam and provided significant cash to the business-allowing us to pay down 60% of the outstanding principal balance of our current debt.

As we begin Q3 we’re seeing a surge in customer opportunities around the globe, and our Marketing and Sales organizations are working closely together to find and close them. As a result of their efforts, we added 15 new customers and expanded 27 existing customers in Q2. In addition, Qumu’s total annualized recurring revenue is approximately $16 million for 2018, which is comprised of 45% SaaS revenue and 55% annualized support and maintenance revenue. We are also pleased to report an 89.5% customer retention rate for 2018.

Qumu continues to extend its advantage over the competition with our holistic, distributed computing architecture called Qx-which brings intelligent streaming to enterprise environments and enhances existing enterprise computing and corporate collaboration platforms. I’d like to give you an example of this advantage within a Microsoft environment.

The Communications team inside one of our largest telecom customers currently provides over 200 live video events per month to internal audiences on a full service basis. With demand anticipated to grow over 100% the team needed a self-service option to complement its full service capabilities. By deploying Qumu’s Unified Communications Gateway, users can now conduct their own live streaming broadcasts, with tools that are familiar to them-including Outlook, SharePoint, Yammer and Skype for Business. They simply use Outlook to schedule a live video event as they would any other meeting, then use Skype for Business as their recording and streaming service. And under this scenario, both the full-service and self-service webcasting solutions use Qumu’s platform as the glue-one intelligent solution for streaming, recording, managing and securing all video across the organization.

Last quarter, I mentioned our strategic plan and how it was driving new energy and excitement at Qumu. Today I can say the plan is driving results.

Now, I’d like to report on our progress in each of the four strategic pillars.

I’ve already discussed the high points of one pillar – Strengthening Our Financials. In addition to the improvement in our top and bottom lines, our balance sheet is now strong, with much lower debt and an improved cash position. Following the receipt of BriefCam’s net proceeds and our paydown of ESW in July, we have approximately $8 million in cash to provide flexibility and working capital for the business.

The next Pillar is Sales Execution & New Customer Growth. Our key objectives are to:

1.	Increase the sales opportunities in our pipeline

2.	Drive more of those opportunities to a final sale, and

3.	Build on our success with current customers.

We are executing well on all of these objectives.

As an example, last quarter I highlighted a new healthcare customer. This was a highly complex deal that evolved from a marketing-initiated lead to a very quick close by our sales team, all within the quarter. This quarter, that same customer conducted their first, highly successful CEO live event using the Qumu platform. Over 80% of the company participated in the CEO broadcast. And because we were able to rapidly demonstrate our value, we are already discussing expanding the account.

Our lean and talented Marketing team is playing a major role in building our pipeline, by telling Qumu’s story and finding sales opportunities at a record pace. Our story is resonating with a variety of groups including prospects, customers and industry influencers – which is keeping our pre-sales pipeline strong at 2.5 times sales.

As I mentioned, our Marketing and Product Strategy efforts are producing impressive results. Just a few weeks ago, Qumu was named by Aragon Research as a Leader in the 2018 Aragon Research Globe for Enterprise Video. This is a powerful example of leading analysts taking notice of Qumu’s technology, and our standing as the video platform provider-of-choice to many of the world’s largest organizations. In its report, Aragon credited Qumu with “generating strong momentum in the enterprise video space” and specifically calls out Qumu’s key differentiators – our true end-to-end solution, and our intelligent delivery network. We’ve received a significant number of customer inquiries as a direct result of our leadership position in the Aragon Research Globe, and from Frost & Sullivan naming Qumu the 2018 Global Enterprise Video Platforms Leader in April of this year.

We continue to receive honors from industry media, and are frequently featured in those publications. Qumu has already received 5 awards and has been highlighted in 24 feature articles in 2018. To call out a few:

◦	We were awarded the 2018 WebRTC Product of the Year award by WebRTC World, alongside companies like BlueJeans Network and VirtualPBX

◦	CIO Review named Qumu among the Top 20 Enterprise Communications Solutions Providers for 2018, along with Microsoft, Oracle and Avaya

◦	And our content has been featured in publications such as: Manufacturing Today Europe, HR Director Magazine, IT Pro Portal and even Automotive World.

Also , our new live webcast series, called The Video Visionaries Series, is receiving strong attendance from our target audience. This new addition to our Marketing program showcases our knowledge and demonstrates our product, Qumu Cloud, in action. The most recent topics include:

▪	Team to Many: The New Global Video Conference

▪	Driving User Engagement and Adoption of Video in the Enterprise, and

▪	Multicast Video Streaming

In addition to tenaciously pursuing the leads generated by our market efforts, our sales team is aggressively advancing our direct sales and channel operations while expanding our ecosystem of reseller partners. As our results show, the sales organization has significantly improved its ability to convert these opportunities to sales.

Our new customers include AmeriHealth and Meiji Yasuda Insurance in Japan. Customer expansions include Vodafone, Centene, NHS Digital, Credit Suisse and Boehringer Pharma.

We are also doing more with our existing partners, such as AT&T, British Telecom, Pexip, V-Cube and iStudy who are making deeper commitments and working directly with us on lead generation.

•	Last quarter I highlighted iStudy, a subsidiary of our Japanese partner V-Cube which brought Qumu $1.5M in bookings, plus $500K in revenue for Q2

•	British Telecom is planning to launch Qumu as a platform reseller and service provider focused on large enterprises globally

•	AVI-SPL signed as a Platinum Partner and we recently conducted a joint live webcast from the show floor at Infocomm using Qumu Cloud with their ReadyCam product

•	We also added Genesis Integration – based in Toronto, our first Canadian partner

The Third Pillar in our 2018 Strategy is Customer Success and Retention. Thanks to Qumu’s excellent support and product quality, our renewal rates remain high at 89.5%. And our customers speak out about their satisfaction which is why Qumu is consistently placed near the top of Gartner Group’s Peer Insights ranking. Finally, our Customer Summits held in New York and London were a great success providing a forum for customers to talk with each other about how Qumu helps them innovate with video.

The Fourth Pillar in our Strategy is Market-Focused Product Innovation. During the quarter, we made multiple product improvements – especially in the areas of analytics and user experience. By constantly advancing Qx, our open, services-based platform, we are extending our competitive lead which allows us to also build our network of third party developers and integrators.

I also want to emphasize one thing: our strategy is Market-Focused. As many of you know, there is a perception that the market is headed from on-premise deployments to cloud-based deployments. But in reality, the market is headed toward distributed computing. Cloud is of course a key, but on-premise will always be a requirement for many large enterprises where security and confidentiality are mandatory-particularly in Financial Services, Health Care and Pharmaceuticals. Our Pathfinder intelligent delivery product allows those types of organizations to have exactly what they need – a hybrid, distributed computing solution. And we’re working hard to sustain the edge we’ve gained from investing in our Qx technology.

Now, over to Dave for further financial commentary.

Dave Ristow

Thank you, Vern. I will comment on a few financial highlights.

Throughout the second quarter, we focused on delivering revenue growth and a quarter with positive adjusted EBITDA. Combined with our BriefCam sale, we continued to strengthen our balance sheet and reduce our overall debt.

Annual bookings for the second quarter were $5.2 million and $2.6 million year over year, an increase of 98%.

Total revenues were $7.6 million for the quarter ended June 30th, which is a 58% increase from the previous quarter and a 15% increase year over year.

Qumu’s total annualized recurring revenue is approximately $16 million, which is comprised of 45% SaaS revenue and 55% annualized maintenance revenue.

•
Software license and appliance revenue was $2.9 million and $900,000 for the three months ended June 30, 2018 and 2017, respectively, and $3.3 million and $2.1 million for the six months ended June 30, 2018 and 2017, with the increases attributable to both new license sales and expansion of existing customers.

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Subscription, maintenance and support revenue was $4.1 million and $5.1 million for the three months ended June 30, 2018 and 2017, respectively, and $8.2 million and $9.9 million for the six months ended June 30, 2018 and 2017. The year-over-year revenue comparisons were negatively impacted by approximately $246,000 and $443,000 for the three and six months ended June 30, 2018, due to the adoption of the new revenue recognition standard (ASC Topic 606). Additionally, the loss of a large customer which was previously announced in the fourth quarter 2017, negatively impacted the year-over-year revenue comparisons by approximately $800,000 and $1.6 million in the three and six months ended June 30, 2018.

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Offsetting for the negative impacts noted above, is growth in our core business and subscription growth. Contributing to subscription, maintenance and support revenue in the current period was the arrangement with iStudy Co. Ltd., Qumu’s sales partner in Japan. iStudy has agreed to pay Qumu $1 million in non-refundable Qumu Cloud license fees to expand the strategic relationship between the companies over the next two years.

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Gross margin for the second quarter 2018 was 68.5%, compared to 65.6% for the second quarter 2017. Gross margin for the six months ended June 30, 2018 was 63.7%, compared to 63.6% for the six months ended June 30, 2017. The change in gross margin compared to the prior year periods was favorably impacted by increased perpetual license revenue in the quarter.

•
Cash and cash equivalents totaled $5.2 million as of June 30, 2018, compared to $7.7 million as of December 31, 2017, reflecting the 2018 first half operating loss offset by changes in working capital.

•	Subsequent to June 30, 2018, the Company received net cash proceeds of $9.6 million on July 6, 2018 from the sale of its investment in BriefCam Ltd., which was recently acquired by Canon Inc.

•
From the BriefCam net proceeds, the Company paid on July 19, 2018 $6.0 million of principal and $463,000 of accrued interest on its outstanding term loan with ESW Holdings, Inc. As of July 20, 2018, after the receipt of BriefCam proceeds and prepayment on its outstanding term loan, the Company had cash on hand of $7.3 million.

•
Moving on to operating expenses and adjusted EBITDA, a non-GAAP measure. We continue to diligently manage our expense structure, significantly improving Operating Expenses. Compared to the corresponding YTD period from last year, total operating expenses decreased 9.3% for the six months ended June 30, 2018.

•	Adjusted EBITDA is trending positively and was $71,000 for the three months ended June 30, 2018 compared to negative adjusted EBITDA of $1.0 million for the three months ended June 30, 2017.

Given the performance to date and sales pipeline, the Company is confident in the achievement of its previously issued revenue guidance for the full year 2018. Annual bookings growth is expected to be 25% in 2018, emphasizing growth in sales of the Qx platform. Revenue for 2018 is expected to be approximately $25 million, which includes an approximately $1.1 million unfavorable revenue impact due to the adoption of the new revenue recognition standard (ASC Topic 606) in 2018, as well as the loss of a large customer in the fourth quarter 2017, representing revenue of approximately $3.2 million annually. Gross margin percentage is expected to be in the mid to high 60s. Adjusted EBITDA loss for 2018 is expected to be approximately $(3.5) million, which is unchanged from previously issued guidance. The Company expects to achieve positive adjusted EBITDA, a non-GAAP measure, in the fourth quarter of 2018. Adjusted EBITDA for 2018 excludes the net gain of approximately $5.2 million on the sale of BriefCam Ltd. and subsequent paydown of term debt, stock-based compensation expense of approximately $1.0 million, amortization of acquired intangible assets of approximately $2.1 million, depreciation expense of approximately $0.5 million, income tax benefit of approximately $200,000, and interest expense of approximately $1.8 million. Net loss for 2018 is expected to be approximately $(3.5) million, which includes the gain on the sale of our investment in BriefCam Ltd. in the third quarter 2018 and results for the six months ended June 30, 2018.

Now back to Vern.

Vern Hanzlik

Thanks Dave.

Summary
Let me wrap up with a few key points:

•	Q2 was a fantastic quarter and we’re in great shape for the second half of 2018 with a strong balance sheet

•	Our efforts at right-sizing the organization – while advancing and differentiating our Qx platform – have paid off.

•	Our marketing is driving opportunities into our robust pipeline and sales is closing these opportunities much more efficiently

•	And the industry opinion-leaders are taking note, further amplifying our success

•	In a nutshell, our plan for success is working

Now let’s open up the call for questions.

Q&A

Vern Hanzlik
Thank you again for joining us today.